Exhibit 10.10
XPO, INC.
PROFIT-SHARING CASH INCENTIVE PLAN
AWARD AGREEMENT

Participant: David Bates

Performance Periods: Each of XPO, Inc.’s (the “Company”) quarterly reporting periods (i.e., January 1 to March 31, April 1 to June 30, July 1 to September 30, and October 1 to December 31), commencing with the third quarter of 2023.

Performance Goal: The Company’s North American Less-Than-Truckload adjusted operating income (“LTL”), as set forth in the Company’s periodic public filings or earnings release filed with the U.S. Securities and Exchange Commission for each quarterly Performance Period set forth above.

Participation Factor: 0.56%

1.Grant of Award.
(i)The Company hereby grants to the Participant an Award consisting of the Participation Factor identified above multiplied by the LTL achieved by the Company during each quarterly Performance Period identified above (the “Award”).
(ii)The Award is made under the XPO, Inc. Profit-Sharing Cash Incentive Plan, as it may be amended and/or restated from time to time (the “Plan”), and is subject to the terms and conditions of the Plan and this agreement (the “Agreement”).
(iii)Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Plan, unless the context clearly requires an alternative meaning.
2.Vesting of Award and Amount Payable.
(i)The Award will vest, if at all, on the date(s) that the Company’s earnings for each quarterly Performance Period are publicly announced, subject to the Participant’s continuing active employment on each such date as set forth in Section 6.4 of the Plan. To earn or receive an Award, employees must be actively employed by the Company or a Participating Affiliate, both on the last day of the Performance Period and on the date that the Award is scheduled to be paid, subject to applicable law.
(ii)As soon as practicable following each such date, the Compensation and Human Capital Committee (the “Committee”), in its sole discretion, will determine the amount payable to the Participant under the Award, which shall be based on the product of:
(a) the Participation Factor; multiplied by
(b) the Company’s LTL achieved during the quarterly Performance Period (as set forth in the Company’s publicly filed Form 10-Q or earnings release covering the quarterly Performance Period).

(iii)The amounts payable under the Award, as determined by the Committee, will be distributed in accordance with Section 6.3 of the Plan; provided that the quarterly amounts payable under this Award shall not be subject to the minimum profitability threshold set forth in Section 5.2 of the Plan, and shall not be subject to the maximum Award amount restrictions set forth in Section 6.2(ii) of the Plan.
3.Non-Transferability of Award.
The Participant may not transfer any portion of this Award except by will or the laws of descent and distribution.
4.Withholding.
All payments under the Award shall be subject to the satisfaction of applicable tax withholding requirements, including federal, state, and local requirements.
5.Amendment or Termination of the Award.
The Committee may from time to time amend the terms of this Agreement to the extent it deems appropriate to carry out the terms and provisions of the Plan. For the avoidance of doubt, the Committee may amend, modify, suspend, or terminate the Award under this Agreement in whole or in part, including during any Performance Period.
6.Incorporation of Plan Terms and Other Agreements.
The terms and conditions of the Plan are incorporated into and made a part of this Agreement. In the event of any difference between the provisions of this Agreement and the terms of the Plan in respect to specific subject matters addressed in both documents, the terms of the Plan will control, except where the Plan specifically defers to the terms of an Award Agreement. Furthermore, notwithstanding anything herein to the contrary, in the event that the Participant is subject to an effective employment agreement or other employment-related contract with the Company that modifies the terms and conditions of this Agreement (including but not limited to a reduction in the Award amount payable under this Agreement due to the imposition of the excise tax imposed by Section 4999 of the Internal Revenue Code (the “Code”)), those provisions of such other agreement or contract will be deemed to be incorporated into and made a part of this Agreement, and will control in the event of any difference between the provisions of this Agreement and the terms of such other agreement or contract, in respect to specific subject matters addressed in both documents.
7.Interpretation of Agreement and Plan.
The Committee shall have sole power and discretion to interpret and construe any provisions of this Agreement or the Plan. Any such interpretation or construction made by the Committee shall be final and conclusive.
8.Compliance with U.S. Tax Law.
The Participant understands and agrees that notwithstanding anything herein to the contrary, this Agreement, and the Award made hereby, shall be administered in accordance with the applicable provisions of the Code, including but not limited to, Section 409A of the Code. The Award granted hereby is intended to be exempt from Section 409A of the Code under the “short-term deferral” exemption, and will be administered and interpreted in accordance with that intent, but in no event does the Company guarantee such exemption, and the Committee has no responsibility to take, or to refrain from taking, any actions in order to achieve a certain tax result for the Participant.
9.Rights Unsecured.
The Participant’s right to receive any distribution hereunder shall be an unsecured claim against the general assets of the Company, and the Participant shall not have any rights in or against any specific assets of the Company. The Company’s obligation under this Agreement shall be that of an unfunded and unsecured promise to make a payment of cash, if any, to the Participant in the future.
10.Grant Not to Affect Employment.
The Award granted hereunder shall not be construed as a contract, express or implied, guaranteeing employment for any specific duration, and the Participant’s employment with the Company remains at-will.
11.Severability.
The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. Unless such an invalid or unenforceable provision can be appropriately reformed or modified, this Agreement shall be construed as if such provision were omitted.
12.Headings.
The headings contained in this Agreement are not part of the provisions hereof and shall have no force or effect.
13.Entire Agreement.
This Agreement (which incorporates the terms and conditions of the Plan) constitutes the entire agreement of the parties with respect to the subject matter hereof. This Agreement supersedes all prior discussions, negotiations, understandings, commitments, and agreements with respect to such matters.
14.Governing Law.
This Agreement shall be governed by and construed in accordance with the laws of the state of Delaware, without giving effect to the conflicts of laws provisions thereof. The Participant agrees to submit to the jurisdiction of state or federal courts in Delaware for adjudication of complaints filed regarding this Agreement and/or the Plan.
15.Participant Acknowledgement.
The Participant acknowledges that he has had sufficient time to consider this Agreement and to seek legal consultation, has fully read and understands both this Agreement and the Plan, and is signing this Agreement voluntarily.

DAVID BATES

Dated: _____________________            _________________________________

XPO, INC.

Dated: _____________________            _________________________________

By: ______________________________

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